Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Syntroleum Corporation on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Syntroleum Corporation on Forms S-3 (File No. 333-111716, and File No. 333-62290) and on Forms S-8 (File No. 333-104360, File No. 333-33345, File No. 333-53714, File No. 333-62862, and File No. 333-64321).

/s/ Grant Thornton LLP

Tulsa, Oklahoma
March 10, 2005